                                  EXHIBIT 2.1

                  FOR INCLUSION IN NEW VALLEY CORPORATION'S
              CURRENT REPORT ON FORM 8-K DATED JANUARY 31, 1997

================================================================================



                            STOCK PURCHASE AGREEMENT

                          Dated as of January 31, 1997


                                     among


                                BROOKEMIL LTD.,

                            BROOKE (OVERSEAS) LTD.,

                                   BGLS INC.

                                      and

                             NEW VALLEY CORPORATION


================================================================================

                               TABLE OF CONTENTS


Article                                                             Page No.
-------                                                             --------
  1.     Purchase of Stock                                             1

         1.1 Purchase of Stock                                         1
         1.2 Purchase Price                                            2
         1.3 Closing Date                                              2

  2.     Representations and Warranties                                2

         2.1 Representations and Warranties by the Company             2

         (A) Organization of the Company                               3
         (B) Authorization by the Company                              3
         (C) Necessary Authority                                       3
         (D) Non-Contravention                                         3
         (E) Capital Stock                                             4
         (F) Assets                                                    4
         (G) Liabilities                                               4
         (H) No Violation of Law                                       5
         (I) Tax Matters                                               5
         (J) Employee Matters                                          5
         (K) Real Estate and Other Matters                             5

         2.2 Representations and Warranties by Brooke and BGLS         5

         (A) Organization                                              5
         (B) Authorization                                             6
         (C) Necessary Authority                                       6
         (D) Non-Contravention                                         6
         (E) Good Title to Shares                                      6
         (F) Litigation                                                6

         2.3 Representations and Warranties by NVC                     7

         (A) Organization of NVC                                       7
         (B) Authorization by NVC                                      7
         (C) Necessary Authority                                       7
         (D) Non-Contravention                                         7
         (E) Litigation                                                8


                                      (i)

  3.     Conditions to the Closing                                     8

         3.1 Conditions to Obligations of NVC                          8

         (A) Regulatory Authorizations                                 8
         (B) Representations, Warranties and Covenants                 8
         (C) No Proceeding or Litigation                               9
         (D) Fairness Opinion                                          9

         3.2 Conditions to Obligations of Brooke                       9

         (A) Regulatory Authorizations                                 9
         (B) Representations, Warranties and Covenants                 9
         (C) No Proceeding or Litigation                               9

  4.     Put Option on Factory Site; Termination of Use Agreement;
             Non-Compete                                               10

         4.1 Right to Put Factory Site                                 10
         4.2 Exercise of the Put Option                                10
         4.3 Put Option Closing                                        10
         4.4 Termination Notice                                        10
         4.5 Non-Compete                                               11

  5.     Indemnification                                               11

         5.1 Survival of Representations and Warranties                11
         5.2 Indemnification                                           11
         5.3 Exclusive Remedy                                          13

  6.     Termination and Waiver                                        14

         6.1 Termination                                               14
         6.2 Effect of Termination                                     14
         6.3 Waiver                                                    15

  7.     Miscellaneous                                                 15

         7.1 Expenses; Transfer Taxes, etc.                            15
         7.2 Notices                                                   15
         7.3 Brokers and Financial Advisors                            16
         7.4 Press Releases and Confidentiality                        16
         7.5 Amendment                                                 16



                                      (ii)

         7.6  Assignment                                               16
         7.7  No Third Party Beneficiaries                             16
         7.8  Further Actions                                          16
         7.9  Severability                                             17
         7.10 Governing Law                                            17
         7.11 Submission to Jurisdiction                               17
         7.12 Counterparts                                             17
         7.13 Headings                                                 17
         7.14 Entire Agreement                                         17

                                 SCHEDULES

2.1(G)   Other Payables and Liabilities
2.1(K)   Real Estate and Other Matters

                                  ANNEXES

   A     Form of Promissory Note
   B     Form of Pledge Agreement
   C     Form of Use Agreement


                                     (iii)

                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 31, 1997, among BrookeMil Ltd., a Cayman Islands company (the "Company"), Brooke (Overseas) Ltd., a Delaware corporation ("Brooke"), BGLS Inc., a Delaware corporation ("BGLS"), and New Valley Corporation, a Delaware corporation ("NVC").


                                   WITNESSETH

     WHEREAS, NVC desires to purchase from Brooke, and Brooke desires to sell to NVC, 10,483 shares of the Common Stock of the Company, comprising 99.1% of the shares of Common Stock of the Company issued and outstanding on the date hereof (the "Shares"), on the terms and conditions set forth herein; and

     WHEREAS, contemporaneously with the purchase and sale of the Shares pursuant to this Agreement, and as an inducement for Brooke to sell the Shares to NVC, NVC desires that the Company enter into a use agreement with Liggett-Ducat Joint Stock Company ("LDJSC"), a Russian closed joint stock company and a majority-owned subsidiary of Brooke, pursuant to which LDJSC may use the land and buildings at the Factory Site (as hereinafter defined) on the terms and for the periods provided therein (the "Use Agreement");

     WHEREAS, Brooke is a wholly-owned subsidiary of BGLS and, as a result, BGLS will derive direct and indirect benefits from the transactions contemplated by this Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                               Purchase of Stock

     1.1 Purchase of Stock. Subject to the terms and conditions herein set forth and on the basis of the representations, warranties and agreements of the Company, Brooke and BGLS herein contained, NVC agrees to purchase from Brooke, and Brooke agrees to sell to NVC, the Shares for the Purchase Price (as defined below and subject to adjustment as described in Section 1.2 below) as hereinafter set forth. Brooke shall deliver certificates for the Shares to be sold hereunder duly endorsed in blank, or accompanied by executed stock powers, to NVC at the offices of NVC located at 590 Madison Avenue, New York, New York (the "Closing"), at 9:00 A.M. on January 31, 1997, or at such other place, time and date as NVC and Brooke may agree upon in writing, the actual time and date on which the Closing hereunder shall occur being herein called the "Closing Date".

     1.2 Purchase Price. The aggregate purchase price for the Shares to be purchased by NVC from Brooke shall be $55,000,000 (the "Purchase Price"), payable as follows:

                 (i) $21,500,000 by wire transfer to an account designated by Brooke to NVC at least two business days prior to the Closing Date; and

                 (ii) $33,500,000 by delivery of a promissory note of NVC (the
                      "Note") issued by NVC to Brooke, in the form of Annex A hereto, which shall be secured by the pledge by NVC of the Shares purchased hereunder pursuant to a pledge agreement (the "Pledge Agreement"), in the form of Annex B hereto.

     1.3    Closing Date.  On the Closing Date:

                 (A) Brooke shall deliver certificates representing the Shares to NVC as set forth in Section 1.1 hereof.

                 (B) NVC shall (i) pay the portion of the Purchase Price due on the Closing Date pursuant to Section 1.2(i) above and (ii) deliver to Brooke the Note evidencing the portion of the Purchase Price set forth in Section 1.2(ii) above.

                 (C) NVC and Brooke shall enter into and deliver the Pledge
            Agreement, in the form of Annex B hereto.

                 (D) The Company and LDJSC shall enter into and deliver the Use
            Agreement, in the form of Annex C hereto.

                 (E) Each of Brooke, BGLS, the Company and NVC shall deliver to the other certified copies of resolutions of its Board of Directors authorizing this Agreement and the other agreements and transactions contemplated hereby.


                                   ARTICLE II

                         Representations and Warranties

     2.1 Representations and Warranties by the Company. The Company represents and warrants to, and agrees with, NVC as follows:

                 (A) Organization of the Company. The Company has been duly organized, and is validly existing as a corporation in good standing under the laws of the Cayman Islands, with corporate power and authority to own its current properties and conduct its current business. The Company has provided to NVC complete and correct copies of its Memorandum of Association, Articles of Association and any other organizational documents required under the laws of the Cayman Islands.

                 (B) Authorization by the Company. This Agreement and the
            agreements contemplated hereby have been duly authorized, executed and delivered by the Company and constitute the valid and legally binding agreements of the Company enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights or equitable principles.

                 (C) Necessary Authority. All consents, approvals,
            authorizations, licenses and orders, corporate or otherwise, necessary for the execution and delivery by the Company of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby have been obtained, and the Company has the full right, power and authority to enter into this Agreement and such other agreements and to perform its obligations hereunder and thereunder.

                 (D) Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated by the Company do not and will not (i) violate, conflict with or result in the breach of any provision of the Memorandum of Association or Articles of Association of the Company,
            (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law ("Laws") or any governmental order applicable to the Company or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any security interest, pledge, mortgage, lien, charge or other encumbrance ("Encumbrance") on any of the Shares or any property or assets of the Company pursuant to, any contract, agreement or other instrument or arrangement to which the Company is a party or by which the Company or its property is bound or affected.

                 (E) Capital Stock. The authorized capital stock of the Company consists solely of 900,000 shares of Common Stock, $1.00 par value, of which 10,583 shares are validly issued, fully paid and nonassessable, and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the outstanding shares of Common Stock of the Company are owned of record as follows: 10,483 shares by Brooke and 100 shares by LDJSC. There are no existing options, calls or commitments of any character relating to the authorized and unissued capital stock of the Company or any of its subsidiaries

            (the "Subsidiaries") or to any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company or any of its Subsidiaries, any shares of capital stock of the Company, or any of its Subsidiaries, and no such convertible or exchangeable securities or obligations are outstanding. The only Subsidiaries of the Company are Gasheka Property Management LP, Kyle Construction LP and DGC Construction LP.

                 (F) Assets. On the Closing Date, the assets owned or leased by the Company (the "Assets") shall include (i) interests in land and buildings in Moscow, Russia at the following locations: 8, 10 Gasheka Street (Ducat Place I); 7 Gasheka Street (Ducat Place II); and 6 Gasheka Street (the "Factory Site"); (ii) cash in an amount equal to the amount, if any, by which prepayments of rent and other related payments on or before the Closing Date by tenants at 7 Gasheka Street (Ducat Place II) exceed $13,200,000 and by tenants at 8,10 Gasheka Street (Ducat Place I) exceed $7,200,000; and (iii) all of the Company's and Brooke's interests in the development of an office building in Kiev, Ukraine. The Assets are free and clear of all liens other than the Assumed Liabilities (as hereinafter defined).

                 (G) Liabilities. On the Closing Date, the liabilities of the
            Company (the "Assumed Liabilities") shall consist solely of (i) obligations under the Loan Agreement, dated as of October 26, 1995, as amended and supplemented, between Vneshtorgbank and the Company and LDJSC, as co-borrowers; (ii) obligations (not to exceed $3,200,000) under the Construction Contract, dated October, 1995, as amended, between Kyle Construction LP and Codest Engineering relating to 7 Gasheka Street (Ducat Place II); (iii) unearned revenue relating to prepayments of rent and other related payments by tenants at 8,10 Gasheka Street (Ducat Place I) and at 7 Gasheka Street (Ducat Place II); and (iv) other payables and liabilities set forth on Schedule 2.1(G) hereto. The Company has no material liabilities, fixed or contingent, known or unknown, liquidated or accrued, by agreement or by operation of law, other than the liabilities listed in the foregoing clauses (i) through (iv). The Company has identified to NVC and has provided to NVC complete and correct copies of all material contracts of the Company, and the Company is not in breach or default of any of such contracts, except for breaches or defaults which, if not cured, would not have a material adverse effect on the Company.

                 (H) No Violation of Law. The business of the Company is not being conducted in violation of any Law or any governmental order applicable to the Company or any of its assets or properties, except for possible violations which individually or in the aggregate would not have a material adverse effect on the Company. To the Company's knowledge, the Company is in compliance with all applicable environmental Laws and the Company has not received any communication from any governmental authority that alleges that the Company is not in compliance with applicable environmental Laws where such non-compliance would have a material adverse effect on the Company.

                 (I) Tax Matters. All material tax returns and reports required to be filed by the Company prior to the Closing Date or with respect to taxable periods ending prior to the Closing Date have been or will be filed with the appropriate governmental authorities prior to the Closing Date or by the due date thereof including extensions. Such tax returns and reports correctly reflect (and as to returns not filed as of the date hereof, will correctly reflect) all material tax liabilities of the Company required to be shown thereon.

                 (J) Employee Matters. The Company has identified to NVC and has provided to NVC complete and correct copies of all material employment agreements or employee benefit plans covering present and former employees of the Company or their beneficiaries.

                 (K) Real Estate and Other Matters. The Company represents and warrants as set forth in Schedule 2.1(K) hereto.

     2.2 Representations and Warranties by Brooke and BGLS. Brooke and BGLS represent and warrant to, and agree with, NVC as follows:

                 (A) Organization. Brooke and BGLS have been duly incorporated and are validly existing as corporations in good standing under the laws of the State of Delaware, with corporate power and authority to own their current properties and conduct their current businesses. Brooke and BGLS are duly qualified or licensed to do business as foreign corporations and are in good standing in all jurisdictions that require such qualification or licensing. Brooke and BGLS have provided to NVC complete and correct copies of their Certificates of Incorporation and By-Laws.

                 (B) Authorization. This Agreement and the agreements
            contemplated hereby have been duly authorized, executed and delivered by Brooke and BGLS and constitute the valid and legally binding agreements of Brooke and BGLS enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights or equitable principles.

                 (C) Necessary Authority. All consents, approvals,
            authorizations, licenses and orders, corporate or otherwise, necessary for the execution and delivery by Brooke and BGLS of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby have been obtained, and Brooke and BGLS have the full right, power and authority to enter into this Agreement and such other agreements and to perform their obligations hereunder and thereunder.

                (D) Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated by Brooke and BGLS do not and will not (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws of Brooke or BGLS, (ii) conflict with or violate any Law or any governmental order applicable to Brooke or BGLS, or any of their respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any property or assets of Brooke or BGLS pursuant to, any contract, agreement or other instrument or arrangement to which Brooke or BGLS is a party or by which Brooke, BGLS or any of their respective properties or the Shares are bound or affected.

                 (E) Good Title to Shares. Brooke has, and immediately prior to the Closing Date, Brooke will have, good and valid title to the Shares to be sold by Brooke hereunder, free and clear of all Encumbrances; and upon delivery of the Shares and payment therefor pursuant hereto, good and valid title to the Shares, free and clear of all Encumbrances, will pass to NVC on the Closing Date.

                 (F) Litigation. There is no litigation pending or, to the best of Brooke's or BGLS' knowledge, threatened in writing (or any basis therefor) against Brooke or BGLS that might detrimentally affect the ability of Brooke or BGLS to perform their obligations under this Agreement. There are no valid, effective and enforceable orders, injunctions, or decrees of any court or arbitral body with respect to Brooke or BGLS that might detrimentally affect the ability of Brooke or BGLS to perform their obligations under this Agreement. Brooke and BGLS have neither filed, nor been the subject of any filing of, a petition under bankruptcy laws, insolvency laws, laws for the composition of indebtedness, or laws for the reorganization of debtors.

            2.3 Representations and Warranties by NVC. NVC represents and warrants to, and agrees with, Brooke and BGLS as follows:

                 (A) Organization of NVC. NVC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its current properties and conduct its current business. NVC is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions that require such qualification and licensing. NVC has provided to Brooke complete and correct copies of its Restated Certificate of Incorporation and By-Laws.

                 (B) Authorization by NVC. This Agreement, the Note and the
            Pledge Agreement has been, in the case of this Agreement, and, prior to the Closing Date, will be, in the case of the other documents, duly authorized, executed and delivered by NVC and constitutes, in the case of this Agreement, and, when executed, will constitute, in the case of the other documents, valid and legally binding obligations of NVC enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights or equitable principles.

                 (C) Necessary Authority. All consents, approvals,
            authorizations, licenses and orders, corporate or otherwise, necessary for the execution and delivery by NVC of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby have been obtained, and NVC has the full right, power and authority to enter into this Agreement and such other agreements and to perform its obligations hereunder and thereunder.

                 (D) Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated by NVC do not and will not (i) violate, conflict with or result in the breach of any provision of the Restated Certificate of Incorporation or By-Laws of NVC, (ii) conflict with or violate any Law or any governmental order applicable to NVC or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement or other instrument or arrangement to which NVC is a party or by which NVC or any of its properties is bound or affected.

                 (E) Litigation. There is no litigation pending or, to the best of NVC's knowledge, threatened in writing (or any basis therefor) against NVC that might detrimentally affect the ability of NVC to perform its obligations under this Agreement. There are no valid, effective and enforceable orders, injunctions, or decrees of any court or arbitral body with respect to NVC that might detrimentally affect the ability of NVC to perform its obligations under this Agreement.

                                  ARTICLE III

                           Conditions to the Closing

     3.1 Conditions to Obligations of NVC. The obligations of NVC to consummate the purchase of the Shares provided for herein are subject to the proper tender by Brooke to NVC of the Shares, and the fulfillment, prior to or on the Closing Date, of each of the following conditions:

                 (A) Regulatory Authorizations. All authorizations, consents, orders and approvals of regulatory authorities necessary for the performance by the Company, Brooke, BGLS or NVC of this Agreement and the consummation of the purchase and sale of the Shares hereunder shall have been obtained.

                 (B) Representations, Warranties and Covenants. The
            representations and warranties of the Company, Brooke and BGLS contained in this Agreement shall be true and correct in all material respects at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the Closing Date shall be true and correct as of such date); and the Company, Brooke and BGLS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, including the delivery of such documents and performance of such acts as are required by
            Section 1.3 hereof.

                 (C) No Proceeding or Litigation. No action shall have been commenced in a court of competent jurisdiction or by or before any governmental authority against either the Company, Brooke, BGLS or NVC seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of NVC, is likely to prevent NVC from consummating or make it unlawful for NVC to consummate such transactions.

                 (D) Fairness Opinion. NVC shall have received an opinion of
            Oppenheimer & Co. Inc., in form and substance satisfactory to NVC, that the purchase of the Shares provided for herein is fair from a financial point of view to NVC.

     3.2 Conditions to Obligations of Brooke. The obligations of Brooke to consummate the sale of the Shares to be sold hereunder are subject to the payment by NVC of the Purchase Price in accordance with Section 1.2 hereof, and the fulfillment, prior to or on the Closing Date, of each of the following conditions:

                 (A) Regulatory Authorizations. All authorizations, consents, orders and approvals of regulatory authorities or any third parties necessary for the performance by the Company, Brooke, BGLS or NVC of this Agreement and the consummation of the purchase and sale of the Shares hereunder shall have been obtained.

                 (B) Representations, Warranties and Covenants. The
            representations and warranties of NVC contained in this Agreement shall be true and correct in all material respects at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the Closing Date shall be true and correct as of such date); and NVC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including the delivery of such documents and performance of such acts as are required by Section 1.3 hereof.

                 (C) No Proceeding or Litigation. No action shall have been commenced in a court of competent jurisdiction or by or before any governmental authority against either the Company, Brooke, BGLS or NVC seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Brooke, is likely to prevent Brooke or BGLS from consummating or make it unlawful for Brooke or BGLS to consummate such transactions.


                                   ARTICLE IV

     Put Option on Factory Site; Termination of Use Agreement; Non-Compete

     4.1 Right to Put Factory Site. Brooke hereby grants NVC the option, exercisable at any time during the period commencing on June 30, 1997 and ending at 5:00 P.M. local New York time on the later of December 31, 1997 or the date LDJSC ceases to operate a tobacco factory on the Factory Site or such other time and date as NVC and Brooke shall mutually agree (the "Put Option Period"), to cause Brooke or Brooke's designee to purchase all of NVC's interests in the land and buildings at the Factory Site (the "Put Option"). The purchase price (the "Put Price") for the Put Option shall be equal to the greater of $13,600,000 or the fair market value of such property on the date of delivery of the Exercise Notice (as hereinafter defined), as determined by the firm which prepared the appraisal referred to in Section 7.1 hereof or such other firm mutually agreeable to NVC and Brooke (the "Appraisal Firm").

     4.2 Exercise of the Put Option. To exercise the Put Option, NVC shall deliver to Brooke, during the Put Option Period, a notice (the "Exercise Notice") of its intention to exercise the Put Option.

     4.3 Put Option Closing. The closing of the purchase pursuant to the exercise of the Put Option (the "Option Closing") shall occur on the tenth business day following the delivery of the Exercise Notice by NVC, and shall be held at the offices of NVC at 100 S.E. Second Street, Miami, Florida, at 10:00 A.M. local time on such day, or at such other place, time and date as NVC and Brooke shall mutually agree. At the Option Closing, NVC shall deliver to Brooke an assignment, to the extent practicable, of all of its right and interest in the land and buildings at the Factory Site, against payment by Brooke of the Put Price by crediting against the Put Price the unpaid amount of the Note then outstanding and, if the Put Price exceeds such unpaid amount, by payment by Brooke of such excess amount in cash, by certified check or by wire transfer to an account designated by NVC to Brooke at least two business days prior to the Option Closing. Following the Option Closing, NVC shall from time to time, at Brooke's reasonable request and at Brooke's expense, execute and deliver to Brooke such instruments of assignment and shall take such other actions as Brooke may reasonably require in order to put Brooke more fully in possession of NVC's right and interest in the land and buildings at the Factory Site.

     4.4 Termination Notice. During the period commencing on the date 270 days after the Company gives LDJSC a written termination notice pursuant to Section 1(e) of the Use Agreement and ending on the date LDJSC vacates the Factory Site, Brooke shall pay or shall cause LDJSC to pay NVC each month, for LDJSC's continued use of the Factory Site, rent on a fair market basis, as determined by the Appraisal Firm.

     4.5 Non-Compete. Except with the prior written consent of NVC (which consent shall have been approved by a majority of the independent directors of
NVC) (the "NVC Consent"), Brooke and BGLS agree that, during the period of five years after the Closing Date, BGLS, its direct or indirect subsidiaries and other entities controlled directly or indirectly by BGLS (other than NVC, its subsidiaries and other entities controlled directly or indirectly by NVC) (the "BGLS Group") will not engage in any manner in the business of managing or developing real estate in Russia and Ukraine except with respect to the construction of new cigarette factories and related facilities. During the period of five years after the Closing Date, (i) the BGLS Group will not, without the NVC Consent, hire any employees of the Company or NVC involved in the development and management of the Assets and the real estate projects in Russia and Ukraine currently contemplated by the Company, and (ii) the BGLS Group shall make available to NVC and the Company at cost, on a basis consistent with their other business commitments, such of its employees or consultants, including, without limitation, Eduard Nakhamkin and Ronald J. Bernstein, as NVC may from time to time reasonably request, in order to assist the Company and NVC in the development and management of the Assets and the real estate projects in Russia and Ukraine currently contemplated by the Company.

                                   ARTICLE V

                                Indemnification

     5.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date; provided, however, that the representations and warranties of the Company and Brooke contained in Sections 2.1(E) and 2.2(E) hereof shall survive the Closing indefinitely. Neither the period of survival nor the liability of the parties hereto with respect to their respective representations and warranties shall be reduced by any investigation made at any time by or on behalf of any other party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

     5.2 Indemnification. (A) NVC and its affiliates and their respective successors and assigns, and the officers, directors, employees and agents of NVC, their affiliates and their respective successors and assigns, shall be indemnified and held harmless by Brooke and BGLS, jointly and severally, for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Company, Brooke or BGLS contained in this Agreement;

                  (ii) the breach of any covenant or agreement by the Company, Brooke or BGLS contained in this Agreement, including, but not limited to, the obligation to pay the Put Price and the obligations set forth in Section 4.4 hereof; or

                  (iii) any claim by a third party with respect to any of the
                        Company's liabilities that is not an Assumed Liability.

     (B) Brooke and BGLS and their affiliates and their respective successors and assigns, and the officers, directors, employees and agents of Brooke and BGLS, their affiliates and their respective successors and assigns, shall be indemnified and held harmless by NVC for any and all Losses actually suffered or incurred by them arising out of or resulting from:

                  (i) the breach of any representation or warranty made by NVC contained in this Agreement; or

                  (ii) the breach of any covenant or agreement by NVC contained in this Agreement; or

                 (iii) any obligation or liability relating to the Assumed
                       Liabilities.

     (C) To the extent that a party's undertakings set forth in this Section
5.2 may be unenforceable, such party shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Indemnified Parties.

     (D) A party seeking indemnification hereunder (an "Indemnified Party") shall give the party from whom indemnification may be sought hereunder (an "Indemnifying Party") notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of an Indemnifying Party under this Article V with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article V ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such written notice shall not release any Indemnifying Party from any of its obligations under this Article V except to the extent such Indemnifying Party is materially prejudiced by such failure. If any Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such written notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event an Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with such Indemnifying Party in such defense and make available to such Indemnifying Party, at such Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by such Indemnifying Party. Similarly, in the event an Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by an Indemnifying Party without the prior written consent of the Indemnified Party, nor may any such Third Party Claim be settled by an Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     5.3 Exclusive Remedy. The indemnification provided for in this Article V shall be the sole and exclusive remedy available to the parties hereto for Losses arising out of or resulting from the causes enumerated in Sections 5.2(A) and (B) hereof.


                                   ARTICLE VI

                             Termination and Waiver

     6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (A) by NVC if, between the date hereof and the time scheduled for the
Closing: (i) any representation or warranty of either the Company, Brooke or BGLS contained in this Agreement shall not have been true and correct in all material respects when made or shall not be true and correct in all material respects at any time prior to the Closing Date; or (ii) either the Company, Brooke or BGLS shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or

     (B) by Brooke if, between the date hereof and the time scheduled for the
Closing: (i) any representation or warranty of NVC contained in this Agreement shall not have been true and correct in all material respects when made or shall not be true and correct in all material respects at any time prior to the Closing Date; or (ii) NVC shall not have complied in all material respects with any covenant or agreement to be complied with by it and contained in this Agreement; or

     (C) by either Brooke or NVC if the Closing shall not have occurred by January 31, 1997; provided, however, that the right to terminate this Agreement under this Section 6.1(C) hereof shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

     (D) by either Brooke or NVC in the event that an action shall have been commenced in a court of competent jurisdiction or any governmental authority shall have issued an order, decree or ruling or taken any other action seeking to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement; or

     (E) by the mutual written consent of Brooke and NVC.

     6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 7.1 hereof and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement that occurred prior to the termination of this Agreement.

     6.3 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of another party, (b) waive any inaccuracies in the representations and warranties of another party contained herein, or (c) waive compliance with any of the agreements or conditions of another party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to exercise, or the delay by any party in exercising, any right or remedy hereunder shall not constitute a waiver of any such right or remedy.


                                  ARTICLE VII

                                 Miscellaneous

     7.1 Expenses; Transfer Taxes, etc. Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by it, except that NVC will pay all transfer taxes which may be payable in connection with the transactions contemplated by this Agreement and NVC and Brooke will each pay one-half of the fees and expenses of the appraisal of 7 Gasheka Street (Ducat Place II) and the Factory Site.

     7.2 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice): (a) if to the Company, to BrookeMil Ltd., P.O. Box 219, Fifth Floor, Butterfield House, Georgetown, Grand Cayman Island, British West Indies, Attention: David Geovanis, President, Telecopy No. 809-949-4590; (b) if to Brooke, to Brooke (Overseas) Ltd., 100 S.E. Second Street, Miami, Florida 33131, Attention: Ronald J. Bernstein, President, Telecopy No. 305-579-8037, with a copy to: Coudert Brothers, 1114 Avenue of the Americas, New York, New York 10036, Attention: Clyde E. Rankin, III, Esq., Telecopy No. 212-626-4120; (c) if to BGLS, to BGLS Inc., 100 S.E. Second Street, Miami, Florida 33131, Attention: Joselynn D. Van Siclen, Vice President and Chief Financial Officer, Telecopy No. 305-579-8037, with a copy to Coudert Brothers, 1114 Avenue of the Americas, New York, New York 10036,
Attention: Clyde E. Rankin, III, Esq., Telecopy No. 212-626-4120; and (d) if to NVC, to New Valley Corporation, 100 S.E.

Second Street, Miami, Florida 33131, Attention: Robert M. Lundgren, Vice President and Chief Financial Officer, Telecopy No. 305-579-8009, with a copy to: Fischbein Badillo Wagner Harding, 909 Third Avenue, New York, New York 10022, Attention: Gerald N. Schrager, P.C., Telecopy No. 212-644-7485; or to such other address as shall be furnished in writing by any party to the others prior to the giving of any applicable notice or communication, and such notice or communication shall be deemed to have been given as of the date upon which such notice or communication is first sent by telex, telecopier or other means of instantaneous communication, and simultaneously confirmed by mail.

     7.3 Brokers and Financial Advisors. Brooke and BGLS represent and warrant to NVC, and NVC represents and warrants to Brooke and BGLS, that no broker, finder or investment bank is entitled to any brokerage, finder's, investment banking or other fee or commission from Brooke, BGLS or NVC, as the case may be, based on agreements, arrangements or undertakings made by Brooke, BGLS or NVC or in connection with the transactions contemplated hereby, other than Oppenheimer & Co. Inc. which has been engaged by NVC as its financial advisor.

     7.4 Press Releases and Confidentiality. Except as required by Law or stock exchange requirements, each of the parties to this Agreement hereby agrees with each other party that (a) no press release or similar public announcement or communication will be made or caused to be made, and (b) no information will be divulged, furnished or made accessible to any third party, in each case, concerning the execution or performance of this Agreement or the transactions contemplated hereby, unless specifically approved in advance by the other parties hereto.

     7.5 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, Brooke, BGLS and NVC or (b) by a waiver in accordance with Section 6.3 hereof.

     7.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of Law and except that NVC may assign its rights and obligations under this Agreement to any of its affiliates.

     7.7 No Third Party Beneficiaries. Except for the provisions of Article V relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     7.8 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     7.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.10 Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to conflicts of law principles.

     7.11 Submission to Jurisdiction. Each party hereby consents to the jurisdiction of the United States District Court for the Southern District of New York and any of the courts of the State of New York in New York County in connection with any dispute arising under this Agreement.

     7.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.13 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     7.14 Entire Agreement. This Agreement, including the Annexes and Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   BROOKEMIL LTD.



                                   By:  /s/ David Geovanis
                                        ----------------------------------
                                        Name:   David Geovanis
                                        Title:  President


                                   BROOKE (OVERSEAS) LTD.

                                   By:  /s/ Ronald J. Bernstein
                                        ----------------------------------
                                        Name:  Ronald J. Bernstein
                                        Title: President


                                   BGLS INC.

                                   By:  /s/ Joselynn D. Van Siclen
                                        -----------------------------------
                                        Name:  Joselynn D. Van Siclen
                                        Title: Vice President and Chief
                                               Financial Officer

                                   NEW VALLEY CORPORATION


                                   By:  /s/ Robert M. Lundgren
                                        ------------------------------------
                                        Name:  Robert M. Lundgren
                                        Title: Vice President and Chief
                                               Financial Officer

                                                                 Schedule 2.1(G)


                                 BROOKEMIL LTD.

                         OTHER PAYABLES AND LIABILITIES



1. Notes payable to York Financial Corporation, Ltd. with a principal amount of approximately $1,525,000 at January 15, 1997, plus accrued interest.

2. Payables to Hines International for leasing commissions of approximately $150,000 at January 15, 1997.

3.   Professional fees payable of approximately $150,000 at January 15, 1997.

4. Other construction costs of approximately $970,000 relating to 7 Gasheka Street (Ducat Place II) at January 15, 1997.

                                                               Schedule 2.1 (K)

                                 BROOKEMIL LTD.

                         REAL ESTATE AND OTHER MATTERS


1. The Company is the current holder of all of the right, title and interest of the tenant under the following leases:

      (A) Land Lease Agreement dated February 3, 1992, between The Government of the City of Moscow, as landlord, and the Company, as Tenant, demising the land known as 8/10 Gasheka Street ("Ducat Place I") and 6 Gasheka Street ("Ducat Place III"), as amended to date;

      (B) Land Lease Agreement dated December 30, 1996, between The Government of the City of Moscow, as landlord, and the Company, as Tenant, demising the land at Ducat Place I;

      (C) Land Lease Agreement dated February 3, 1992, between The Government of the City of Moscow, as landlord, and the Company, as Tenant, demising the land known as 7 Gasheka Street ("Ducat Place II"), as amended to date; and

      (D) Lease Agreement dated August 23, 1993, between The Property Management Committee of Moscow, as landlord, and the Company, as Tenant, originally demising the buildings and other improvements located at Ducat Place I, II and III, as amended to date, free and clear of any Encumbrances other than, with respect to the Company's right, title and interest in Ducat Place I only, a pledge or other security interest in favor of Vneshtorgbank in connection with a loan from Vneshtorgbank to the Company and LDJSC, as co-borrowers (the "Vneshtorgbank Loan"). Each of the foregoing leases is in full force and effect without default by either the landlord or the tenant thereunder. The Company is current in the payment of all rent due under the foregoing leases through the date hereof. The City of Moscow has separated the Land Lease Agreement for Ducat Place I and III, so that separate and independent land leases for Ducat Place I and Ducat Place III exist. The Company has provided to NVC and Oppenheimer & Co. Inc. ("Oppenheimer") access to complete and correct copies of the foregoing leases and all amendments, protocols and other documents and agreements relating thereto.

2. The Company owns the buildings and other improvements constructed at Ducat Place I and II free and clear of any Encumbrances other than, with respect to the buildings and other improvements constructed at Ducat Place I only, the Vneshtorgbank Loan.

3. During the entire period from and including October 3, 1993 to and including December 18, 1996, the Company was a wholly-owned subsidiary of LDJSC.

4. The unpaid principal balance of the Vneshtorgbank Loan, as of January 26, 1997, is $20,417,949. All interest with respect to the Vneshtorgbank Loan has been paid through January 26, 1997. Interest is accruing with respect to the Vneshtorgbank Loan at a per diem rate of $8,915. The maturity date of the Vneshtorgbank Loan is October 27, 1997. Interim amortization payments are as follows: $6,125,385 due on April 25, 1997; $4,083,589 due on July 25, 1997; and the final payment of $10,208,975 is due on October 27, 1997. The Company has not received any notice of default under any document or agreement relating to the Vneshtorgbank Loan. The Company has provided to NVC and Oppenheimer access to complete and correct copies of all documents and agreements relating to the Vneshtorgbank Loan.

5. There is no litigation pending or, to the best of the Company's knowledge, threatened in writing (or any basis therefor) against the Company that might detrimentally affect the value, use or operation of the Assets for their intended purposes and/or the ability of the Company to perform its obligations under this Agreement. There are no valid, effective and enforceable orders, injunctions or decrees of any court or arbitral body with respect to the Company and/or the Assets that might detrimentally affect the value, use or operation of the Assets for their intended purposes and/or the ability of the Company to perform its obligations under this Agreement. The Company has neither filed, nor been the subject of any filing of, a petition under bankruptcy laws, insolvency laws, laws for the composition of indebtedness, or laws for the reorganization of debtors.

6. There are no material physical or mechanical defects with respect to the land, the buildings and/or the other improvements comprising the Assets (including, but not limited to, the structural and load-bearing components, the roofs and the plumbing, heating, ventilation, air conditioning, electrical and life safety systems of the improvements), and all of such items (to the extent installed or constructed on the date hereof, with respect to the building under construction at Ducat Place II) are in good operating condition and repair and in compliance in all material respects with all applicable Laws. The Company has not received, and has no knowledge of, any notice or request from Vneshtorgbank or any governmental agency requesting or requiring the performance of any work or alteration in respect of the land, the buildings and/or the other improvements comprising the Assets.

7. The use and operation of the Assets are in compliance in all material respects with all applicable Laws (including, but not limited to, environmental Laws). All licenses, certificates, permits, variances, approvals, authorizations, easements, rights of way and the like required from all governmental authorities having jurisdiction over the Assets, or from private parties, for the construction, use, operation and occupancy of the Assets have been obtained (excluding, however, any such licenses, certificates, permits, and the like with respect to the use, operation and occupancy of the building under construction at Ducat Place II, to the extent that the same are unavailable until completion of construction). The Company neither has received any notice nor has any knowledge that any of the foregoing licenses, certificates, permits and the like has been suspended or revoked or, if the same is for a term or other period of time, will not be renewed.

8. Neither the Company nor, to the best of the Company's knowledge, any other person or entity (including, but not limited to, LDJSC has used, manufactured, generated, treated, stored, disposed of, or released any hazardous materials on, under, or about the land, buildings and/or other improvements comprising Ducat Place I, II and/or III, or transported any hazardous materials over such land, buildings and/or other improvements, except in compliance with any and all environmental Laws then in effect. To the best of the Company's knowledge, none of such land, buildings and/or other improvements contains or consists of any materials that constitute or contain hazardous materials. All oil burners, incinerators, compactors and other fuel burning devices located in or servicing such buildings and/or other improvements comply with any and all applicable air pollution control Laws, and operating certificates, to the extent that same are required, have been issued therefor and are in full force and effect.

9. The lease between the Company and Citibank with respect to Ducat Place I is in full force and effect, and Citibank is in possession of all of the premises demised to it under such lease. Other than as part of the Assumed Liabilities, there are no free rent allowances, prepaid rents, other prepaid charges, operating expense abatements, incomplete tenant improvements, rebates, allowances, or other unexpired concessions or any termination, extension, cancellation, or expansion rights under such lease. Such lease is bona-fide in all respects, and was executed and delivered by the Company and Citibank on an arms-length basis and in the ordinary course of business. There is no default by the Company under the terms of such lease (including, but not limited to, any such default that has or might give rise to any offset, defense, claim, or counterclaim to the payment of the rents and/or other charges payable by Citibank thereunder), nor, to the best of the Company's knowledge, are there any material defaults by Citibank thereunder. Neither such lease nor the rents payable thereunder has been assigned or pledged except in connection with the Vneshtorgbank Loan.

10. The Schedule of Leases with respect to Ducat Place II furnished to NVC by the Company is complete and correct in all respects. All of the leases referred to in such schedule are in full force and effect, pending, however, completion of the work to be performed by the Company thereunder and the delivery of possession of the premises demised thereunder to the respective tenants. Other than as part of the Assumed Liabilities, there are no free rent allowances, prepaid rents, other prepaid charges, operating expense abatements, incomplete tenant improvements, rebates, allowances, or other unexpired concessions or any termination, extension, cancellation, or expansion rights under such leases. Such leases are bona-fide in all respects, and were executed and delivered by the Company and the respective tenants thereunder on an arms-length basis and in the ordinary course of business. There is no default by the Company under the terms of any such lease (including, but not limited to, any such default that has or might give rise to any offset, defense, claim, or counterclaim to the payment of the rents and/or other charges payable by the tenant thereunder), nor, to the best of the Company's knowledge, are there any material defaults by the tenant thereunder. Neither such leases nor the rents payable thereunder have been assigned or pledged.